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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

______________________________________________________________________________
1.   Name and Address of Reporting Person*


Hershey                         Mitchell
______________________________________________________________________________
   (Last)                            (First)              (Middle)

350 Northwest 12th Avene   Suite 150
______________________________________________________________________________
                                    (Street)

Deerfield Beach                 Florida                  33442
______________________________________________________________________________
   (City)                            (State)                (Zip)


______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                  August 31, 2001
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                 iBX GROUP, INC. f/k/a Vidkid Distribution, Inc.
_____________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                              [_]  10% Owner
     [_]  Officer (give title below)            [_]  Other (specify below)

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______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                  N/A
______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person



Non-Derivative Securities Beneficially Owned
=====================================================================

1. Title of   2. Amount of Securities  3. Ownership Form:  4. Nature of Interest
   Security      Beneficially Owned       Direct (D) or     Beneficial Ownership
                                          Indirect (I)


                                      NONE
______________________________________________________________________________


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title Of   2.  Date Exercisable   3. Title and Amount of    4. Conversion or   5. Ownership   6. Nature of
 Derivative       And Expiration        Securities Underlying     Exercise Price     Form of        Indirect
 Security         Date                  Derivative Security                          Derivate       Ownership
            Date             Expiration    Title       Amount or
            Exercisable      Date                      No. shares

                                      NONE
_____________________________________________________________________________


/s/Mitchell Hershey                                      10/9/01
____________________________                         _______________
Signature of Reporting Person                             Date

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